Exhibit 10.24
PIEDMONT NATURAL GAS COMPANY, INC.
INCENTIVE COMPENSATION PLAN INTERPRETIVE GUIDELINES
As of September 7, 2007
     Pursuant to Section 11.1 of the Piedmont Natural Gas Company, Inc. Incentive Compensation Plan (the “ICP”) approved by the shareholders of Piedmont Natural Gas Company, Inc. (the “Company”) on March 3, 2006, the Compensation Committee of the Company’s Board of Directors has adopted on the date hereof the following interpretive guidelines for the ICP. Capitalized terms not defined herein shall have the meanings ascribed to them under the ICP. In the event of a conflict between these Interpretive Guidelines and the ICP, as amended from time to time, the provisions of the ICP shall control. These Interpretive Guidelines must be read in conjunction with the terms of the ICP which have not been restated in their entirety in this document.
A. Guidelines Applicable to all Awards. All Awards awarded to a Participant under the ICP and not previously paid shall be immediately forfeited and canceled in their entirety if the Participant, without the prior written consent of the Company, and while employed by the Company, becomes associated with, employed by, renders services to, consults with, acquires ownership of more than five percent of any class of stock of, or acquires beneficial ownership of more than five percent of the earnings or profits of any corporation, partnership, proprietorship, trust, or other entity which, in the Compensation Committee’s judgment, competes directly or indirectly with the Company or any subsidiary in any of their lines of business.
B. Guidelines Applicable to all Awards Under Article VII (“Other Stock Based Awards”) and VIII (“Annual Incentive Awards”) of the ICP.
     1. Short-Term Disability; Other Authorized Leaves of Absence. Absence of a Participant from employment during a Performance Period and entitling the Participant to (i) reemployment rights following military service under the Uniformed Services Employment and Reemployment Rights Act (USERRA) (or any other similar applicable federal or state law) or (ii) sickness allowance and/or short-term disability benefits under the Company’s employee benefit plans, shall not affect any Award. In the event a Participant is absent from employment during a Performance Period due to an authorized leave of absence not described in the immediately preceding sentence, the amount or number of Shares the Participant shall be entitled to, if any, under any Award shall equal (i) the amount or number of Shares, if any, to which the Participant would otherwise be entitled had the individual been an active Participant during the entire Performance Period (i.e., as adjusted or forfeited based on the Performance Criteria) multiplied by (ii) the portion of the Performance Period during which the Participant was an active

Participant (i.e., excluding the period of the authorized leave of absence) and such Shares shall be distributed following the end of the Performance Period.
     2. Adjustment of Award Due to Demotion or Promotion. The Compensation Committee, in its discretion, may reduce an Award in the event of a Participant’s demotion during a Performance Period, or grant an additional Award in the event of a Participant’s promotion during a Performance Period.
     3. Restriction on Payment of Awards. No distributions in respect of Performance Units shall be made if at the time a distribution would otherwise have been made:
     (a) The regular quarterly dividend on any outstanding common or preferred shares of the Company has been omitted and not subsequently paid or there exists any default in payment of dividends on any such outstanding shares,
     (b) The estimated consolidated net income of the Company for the immediately preceding twelve-month period is less than the sum of (i) the aggregate amount to be distributed plus (ii) dividends on all outstanding preferred and common shares of the Company applicable to such twelve-month period (either paid, declared or accrued at the most recently paid rate); or
     (c) The distribution would result in a default in any agreement by which the Company is bound.
C. Guidelines Applicable to all Awards Under Article VII (“Other Stock Based Awards”) of the ICP.
     1. Death, Disability or Retirement. Except as otherwise provided in a Participant’s Award Agreement,
     (a) In the event of a Participant’s Disability or Retirement before the Performance Period has ended, the number of Shares the Participant shall be entitled to, if any, shall equal (i) the number of Shares, if any, the Participant would otherwise be entitled to had the individual been an active Participant at the end of the Performance Period (i.e., as adjusted or forfeited based on the actual Performance Criteria) multiplied by (ii) the portion of the Performance Period during which the Participant was an active Participant, and such Shares shall be distributed following the end of the Performance Period;
     (b) In the event of a Participant’s death while an Employee before the Performance Period has ended, the Company will be assumed to have achieved a target performance level for the Performance Period in which death occurs, and the number of Shares the Participant’s beneficiary shall be entitled to, if any, shall equal the number of Shares the Participant would otherwise be entitled to had the Participant been an active Participant at the end of the Performance Period, and such Shares shall be distributed within a reasonable period following death; and

     (c) In the event of a Participant’s Disability, Retirement or death after the end of the Performance Period, but before the date the Shares are distributed, the number of Shares the Participant shall be entitled to, if any, shall be based on the actual Performance Criteria for the entire Performance Period.
     2. Other Termination. No Participant shall have a right to receive payment in respect of an Award for a Performance Period if the Participant resigns or is otherwise terminated from the Company for reasons other than the Participant’s death, Disability, or Retirement or following a Change in Control.
     3. Change in Control. Upon a Change in Control, the following shall apply: Performance Awards shall be considered earned and shall not be subject to forfeiture due to any subsequent termination from employment. If the Change in Control occurs before the end of the Performance Period, the amount of the Performance Award shall be determined assuming the Company has achieved a target performance level. If the Change in Control occurs after the end of the Performance Period but before the Performance Award is paid, the amount payable shall be determined based on the actual performance level. In either case payment of the Performance Award shall be made as soon as practicable (but in any event, within two and one-half months) following the earlier of the Change in Control or the end of the Performance Period.

3